SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

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                                         SEC File Number:  33-11795
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                                         CUSIP Number:  75623Q 200
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(Check One) [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K [X] Form 10-Q
            [ ] Form N-SAR


For Period Ended: September 30, 2004
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       [ ] Transition Report on Form 10-K

       [ ] Transition Report on Form 20-F

       [ ] Transition Report on Form 11-K

       [ ] Transition Report on Form 10-Q

       [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein
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PART I - REGISTRANT INFORMATION

Full Name of Registrant:

                          RECOM MANAGED SYSTEMS, INC.
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Former Name if Applicable:

                                       N/A

Address of Principal Executive Office (Street and Number):
City, State and Zip Code:

                     4705 LAUREL CANYON BOULEVARD, SUITE 203
                          STUDIO CITY, CALIFORNIA 91607

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]       (b)    The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[X]       (c)    The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

       We are awaiting confirmations from accountants necessary to make the filing PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

          MARVIN FINK           (818)                   432-4560
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          (Name)             (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                        [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        [ ] Yes  [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           RECOM MANAGED SYSTEMS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                        /s/  Marvin Fink
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Date:  November 15, 2004                Marvin Fink
                                        President


                                   ATTENTION:
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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